SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2006 (April 18, 2006)

INVESTORS FINANCIAL SERVICES CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	0-26996	04-3279817
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

200 Clarendon Street, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (617) 937-6700

No change since last report

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 18, 2006, the stockholders of Investors Financial Services Corp. (the “Company”) approved the Company’s Senior Executive Bonus Plan (the “Bonus Plan”) at the Company’s annual meeting of stockholders.  The Bonus Plan, which is in effect for the fiscal year ending December 31, 2006 and for successive fiscal years, is administered by the Company’s Compensation Committee and provides incentive to senior executives to achieve targeted levels of performance.

The Chief Executive Officer of the Company and such other key executives as are determined by the Compensation Committee are eligible to participate in the Bonus Plan.  Payments under the Bonus Plan are made solely on account of the attainment of one or more pre-established, objective performance goals based on earnings-per-share business criterion.  In general, within the first 90 days of each fiscal year, the Compensation Committee determines the target earnings-per-share for such fiscal year.  Once established, the specific targets may be modified only with approval of the Company’s entire Board of Directors.  No payments are made under the Bonus Plan to the extent minimum performance goals are not attained.  Payments are based on a percentage of a participant’s base pay, provided that no more than $10 million is payable under the Bonus Plan to any one participant during any fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS FINANCIAL SERVICES CORP.

	By:	/s/Kevin J. Sheehan
Kevin J. Sheehan
Chief Executive Officer and
Chairman of the Board

Dated: April 24, 2006